Exhibit 10.1

CONFIDENTIAL

Mr. Martin King
Lausanne, January 7, 2014

Dear Martin,

We are pleased to confirm your assignment to the PMI Global Services Inc. in New York, United States of America.

Overview of Assignment

You will be seconded from your employer Philip Morris Services S.A. (“Home Company”) to PMI Global Services Inc. (“Host Company”). During this assignment you will be based in New York, United States of America and will work as President Latin America & Canada under the supervision of Andre Calantzopoulos, Chief Executive Officer PMI (“Host Manager”).

Employment with Home Company

During the assignment you will continue to be an employee of the Home Company and your employment contract with the Home Company will remain in effect. The existing terms and conditions of employment with the Home Company will continue, but as amended and supplemented by this letter. The provisions of the PMI Global Long Term Assignment Guidelines (as they may be amended or re-issued from time to time) (“Global Guidelines”) will also apply to your assignment.

Commencement and Duration of Assignment

The assignment will be effective as of February 1st, 2014 or, if later, the date of issue of your work permit, and is expected to continue for a period of 5 years, although no commitment can be given as to its exact duration.

Home Country/Point of Origin

Your Home Country, for the purpose of your remuneration package, shall be deemed to be Switzerland. Your point of origin for the purposes of Home Leave will be deemed as Geneva, Switzerland.

Direction and Control

During your assignment, the Home Company will remain your employer, however, you will be subject to the direction and control of the Host Company and you must comply with the rules, policies, procedures and working practices of the Host Company, as well as all applicable laws of the Host Country. Your Host Manager will define your day to day activities and participate in your performance appraisal for the period of this assignment.

Throughout the assignment, you must not represent yourself as conducting business on behalf of the Home Company and you are expressly not authorized to bind the Home Company in any way. Throughout your assignment you must comply with the “Guidelines on Business Practice for Assignees” attached to this letter at Annex “A”.

Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Salary, Bonuses and other Allowances

Your annual base salary of CHF 825’006.-- (“Base Salary”) corresponding to your grade, which is 24 will continue to be administered by the Home Company.

You will continue to be entitled to participate in the PMI Variable Compensation schemes.

Your assignment package will be calculated in accordance with the Global Guidelines and is notified to you separately. The assignment package is reviewed on an ongoing basis in accordance with the provisions of the Global Guidelines.

Medical Cover

You and any Accompanying Family Members (as defined in the Global Guidelines) will be provided with medical insurance during the whole period of your assignment.

Vacation & Holidays

During your assignment you will be entitled to the greater of the number of days determined by the Home Company’s or the Host Company’s vacation policy.

You will be entitled to the public holidays as determined by United States of America law and the Host Company’s policy and practice.

Working schedule, working hours, etc.

During the assignment, you will be required to follow the working schedule and working hours of the Host Company.

Travel Security

PMI’s goal is to help our employees travel and work safely and securely wherever our business takes us. Please refer to the Travel Security page on PMI’s intranet site for travel security information, including specific information about your Host Country. Before leaving for your assignment or any pre-assignment trip, please ensure that you have completed an appropriate travel security training program. If you have any questions or concerns regarding health, safety or security in connection with your assignment, please contact Host Country Human Resources.

Privacy Policy and Data Protection

The Home Company and Host Company will, in the course of their business, process personal data relating to you, You give your consent to the Home and Host Company to: (a) process your personal information for their, and their Affiliates’, business purposes; (b) process your sensitive personal data where this is necessary for the administration of the employment relationship; (c) make your personal information available to their Affiliates or to third parties, where necessary for the purposes of the administration of your employment, or where required by law; (d) transfer your personal information within or outside your Home or Host Country, including where the country in question may not maintain data protection standards that are equivalent to those of your Home or Host Country.

Termination of Assignment

Your assignment may be terminated by Home Company or Host Company at any time. Except in the case of localization, at the end of your assignment, you will revert to the terms and conditions of employment under your employment agreement with your Home Company, except that your compensation, benefits and other terms of

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employment may be adjusted to conform to the corresponding terms and conditions, benefit schemes and other practices applicable to your return position with the Home Company or to any further assignment with another PMI affiliate.

The Company may decide at any time that continuation in an assignment role will require localization. Any decision on localization is taken in the light of periodic reviews by the Company of its Long Term Assignees. Localization will be in accordance with the provisions of the Global Guidelines.

Your assignment will terminate automatically if your employment with the Home Company is terminated (whether by you or by the Home Company).

Governing Law

Your employment by the Home Company, and the terms of your assignment to the Host Company, shall be governed by the substantive and procedural law of Switzerland, without giving effect to any principles relating to conflicts of laws.

I wish you every success in your assignment. Please return one copy of this letter duly signed for agreement to Maddalena Beucler, HR Services Administrator, Lausanne, Switzerland.

Yours sincerely,

PHILIP MORRIS SERVICES S.A.

/s/ RALF ZYSK	/s/ KRISTIN HOLTER
Ralf Zysk	Kristin Holter
Vice President Compensation & Benefits and International Assignments PMI	Director Human Resources Switzerland

_____________________________________________________________________________________________

Acknowledgment

I acknowledge receipt of this letter and I agree with its terms. I have retained a copy of the letter for reference. I confirm that I have read the PMI Global Long Term Assignment Guidelines, provided during the assignment briefing. I also acknowledge receipt of the Guidelines on Business Practice for Assignees, attached at Annex “A”, which I have read and understood.

Signed……/s/ MARTIN KING........

Full Name of Assignee: Martin King

Date of Signature ……8 January 2014………………………………

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Annex “A” to Assignment Letter

Guidelines on Business Practice for Assignees

1. Your assignment is a secondment to the Host affiliate. This means that you will continue to be an employee of your Home Company, but you will be temporarily seconded to the Host Company. The purpose of the assignment is so that you can undertake work on behalf of the Host Company for a temporary period.

2. Although you remain employed by your Home Company, for the period of your assignment you will be under the supervision and direction of the Host Company and you must comply with the guidelines, practices, rules and regulations of the Host Company from time to time in effect, as well as all applicable laws in the Host Country.

3. You also remain subject to many of your Home Company policies, to the extent that they do not conflict with those of the Host Country whilst you are on assignment. Further details can be found in the Global Guidelines.

4. During your assignment it is important that you do not do anything that may appear to be, or may be construed as, the conduct of business by or on behalf of the Home Company.

For example:

•	You must not distribute business cards naming the Home Company;

•	Your e-mail signature and contact details must reference the Host Company only;

•	You must not use your Home Company title, but should use a title that is legally acceptable to, and approved by, the Host Company;

•	You may send e-mails only from an e-mail address associated with the Host Company;

•	You should not transact any business whatsoever on behalf of the Home Company.

5. During your assignment it is also important that you do not do anything that may bind the Home Company to any agreement, arrangement or business transaction.

For example:

•	You may not sign any agreements, reports to third parties or regulatory filings on behalf of the Home Company, or on behalf of any other Company affiliates except the Host Company;

•	You may not sign any document on behalf of the Home Company;

•	You are expressly forbidden to bind the Home Company in any way, whether verbally or in writing.

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CONFIDENTIAL

Mr. Martin King
Lausanne, January 7, 2014

Dear Martin,

This letter confirms the terms and conditions of your employment effective as of the date of issue of your work permit or February 1st, 2014, whichever is the later (the “Effective Date”) with Philip Morris Services S.A. (“the Company”).

Compensation

Your gross annual base salary will be Swiss Francs (CHF) 825’006.-- corresponding to your grade, which is 24. Your base salary will be paid in twelve (12) equal monthly installments and reviewed annually, for the first time on April 1st, 2014.

As explained in the PMI Global Long Term Assignment Guidelines (“Global Guidelines”), when working for the Company on an assignment outside Switzerland, your compensation is adjusted in several ways to enable you to maintain a standard of living in the host location which is reasonably comparable to that in your Home Country, allowing for the costs (personal income taxes, social security contributions, participation in other mandatory state schemes, Home Country contributory benefit schemes and housing and utilities) for which you would normally be responsible while working in your Home Country. Your Home Country, for the purpose of your remuneration package, shall be deemed to be Switzerland. Your point of origin for the purposes of home leave will be deemed as Geneva, Switzerland.

Incentive Compensation Award Program

As a grade 24 employee, you will be eligible to participate in the Incentive Compensation (“IC”) Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2012 Performance Incentive Plan (or any similar plan in the future). Each eligible employee has an annual IC award target that assumes a PMI company performance rating of 100 and an "Optimal" individual performance.
As a grade 24 employee, for 2014 your target is 100% of your annual base salary. Targets are reviewed annually by the Company and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 1.

Equity Award Program

As a grade 24 employee, you will be eligible to participate in the Equity Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2012 Performance Incentive Plan (or any similar plan in the future). Each eligible employee has an annual equity award target that assumes a PMI company performance rating of 100 and an "Optimal" individual performance.
As a grade 24 employee, for 2014 your target is 160% of your annual base salary. Targets are reviewed annually by the Company and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 2.

Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

The Incentive Compensation and Equity Award Programs are discretionary and do not obligate the Company to make an award nor entitle employees to receive an award.  Eligibility to participate in the Programs does not guarantee receipt of an award and receiving an annual award does not guarantee receipt of an award in the future. Any awards that are made may be higher or lower than the targets mentioned above. Targets may be amended at the discretion of the Company at any time without prior notice.
Fidelity premium

For each completed year of service, the Company pays a cumulative bonus of CHF 150.-- on each anniversary of the Effective Date, up to a maximum of CHF 3'000.-- for 20 years of service.

Pension

In accordance with the Federal pension law (“LPP”), you will continue to be a member of the “Caisse de pensions Philip Morris en Suisse”, providing old age, disability, and survivor’s benefits.

According to the current Pension Fund regulations, you will pay a contribution equivalent to 6% of your pensionable salary. Your contribution will be deducted each month from your salary. For further details, please refer to the Pension Fund regulations.

Other benefits

For the purpose of benefits which are linked to seniority in the Company, but with the exception of Pension Fund affiliation, your initial entry date into Philip Morris International Inc. or its subsidiaries will be taken into account, i.e. June 3rd, 1991.

Accident Insurance

In accordance with Swiss law (LAA) employees are automatically covered for accident in the event of occupational or non-occupational accidents. This cover is paid for by the Company.
Health Insurance

You will join the Company group health insurance contract. Employees and their eligible dependents (spouse and dependent children up to age 18 or up to age 25 if full-time student or apprentices) are enrolled into this group health insurance scheme. Human Resources International Assignments will provide you full details of the coverage.
Salary continuation in the event of sickness

Subject to the regulations of the Company’s insurer, 100% of the annual base salary is paid for up to 2 years from the first day you are unable to work. This cover is paid for by the Company.
Life Insurance

In accordance with the regulations of the Company’s insurer and in coordination with the Pension Fund, you are provided with an insurance cover in case of death and permanent disability paid for by the Company.

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Vacation

Your annual entitlement to vacation will be 20 days per calendar year and will be increased to 25 days per calendar year from your 5th year of service with the Altria group of companies or age 50 (whichever comes first).
Your entitlement will be further increased to 30 days per calendar year after the age of 55 and 10 years of service.
You will be entitled to the greater of the number of days determined by applicable Home or Host Country Affiliate vacation practice.
Your entitlement to public holidays will be in accordance with local office practice.
Privacy policy and data protection

The Company and Host Country Affiliate will, in the course of their business, process personal data relating to you. You give your consent to the Company and Host Country Affiliate to: (a) process your personal information for their, and their Affiliates’, business purposes; (b) process your sensitive personal data where this is necessary for the administration of the employment relationship; (c) make your personal information available to their Affiliates or to third parties, where necessary for the purposes of the administration of your employment, or where required by law; (d) transfer your personal information within or outside your Home or Host Country, including where the country in question may not maintain data protection standards that are equivalent to those of your Home or Host Country.

Confidential Information

Consistent with your obligations under Swiss law, you undertake not to disclose any Confidential Information, whether during or after your employment by the Company, and upon termination of your employment to return any Confidential Information in tangible or electronic form in your possession. For these purposes “Confidential Information” means any trade secrets and other proprietary information pertaining to the Company or its affiliates, which has not been made available to the general public by an authorized representative of the Company or its affiliates, whether patentable or not, including for example any idea, formula, technique, invention, process, program, business, marketing and sales plans, financial, organizational and sales data, and similar information.

Expatriate Status

In accepting the terms and conditions of employment contained herein, you acknowledge that you have accepted an assignment to work outside Switzerland for an affiliate of the Company or an entity that does business with the Company. The terms of the assignment are set out in a separate letter. You acknowledge that your benefits and entitlements as an expatriate are determined in accordance with the Global Guidelines. Even if you still have a contract of employment with a Philip Morris International affiliate in your Home Country, you will not be eligible for any duplication of benefits and entitlements. You acknowledge that you may also be requested in the future to accept other such assignments outside Switzerland.
You also acknowledge that repatriation will, or any future assignment may entail the termination of this contract.

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Company Property

Upon termination of your employment, you should return to the Company and/or its affiliates all paper and electronic files and documents, tapes, CD’s, and copies thereof and other items belonging to the Company and its affiliates, irrespective of their source and origin, including, if any, Company corporate cards, telephone, telephone cards, keys, access and identification cards, computers, blackberry, car, and, if requested, will certify that this has been done to the best of your belief and that you also comply with all Company Records & Information Management (RIM) policies, procedures, and guidelines before your departure.

The settlement of any outstanding expenses due to the Company, including, but not limited to any outstanding balance on the account of the corporate card issued in your name will be set-off with any payable sums.

Termination of employment

This contract shall be terminable in accordance with Swiss law.

Miscellaneous

This letter, when countersigned by you, will represent the complete agreement between you and the Company concerning its subject matter and will supersede and replace any previous agreements or understandings between you and the Company or any of its affiliates. This agreement may not be modified or waived in any respect except in a written document duly signed by you and the Company.

This agreement will be governed by and construed in accordance with Swiss law.

Please indicate your acceptance of the foregoing by countersigning and returning the enclosed copy of this letter to the attention of Maddalena Beucler, HR Services Administrator, Lausanne, Switzerland, before January 21, 2014.

Yours sincerely,

PHILIP MORRIS SERVICES S.A.

/s/ RALF ZYSK	/s/ KRISTIN HOLTER
Ralf Zysk	Kristin Holter
Vice President Compensation & Benefits and International Assignments PMI	Director Human Resources Switzerland

Acknowledged and agreed:

/s/ MARTIN KING     Date: _8 January 2014_____________

Martin King

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